As filed with the Securities and Exchange Commission on November 7, 2024

Registration No. 333-275240

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 9

to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ten-League International Holdings Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrants name into English)

Cayman Islands	5080	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o 7 Tuas Avenue 2,

Singapore 639447

+65 6862 0769

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louise L. Liu, Esq. Morgan Lewis & Bockius 19th floor, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong Telephone: (852) 3551 8500	Henry F. Schlueter, Esq. Celia Velletri, Esq. Schlueter & Associates, P.C. 5290 DTC Parkway, Suite 150 Greenwood Village, CO 80111 USA Telephone: (303) 292 3883

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

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The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 9 is being filed solely for the purpose of filing certain updated exhibits to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 9 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on October 25, 2024.

PART II

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands’ laws do not prohibit or restrict a company from indemnifying its directors and officers against personal liability for any loss they may incur arising out of our business, except to the extent such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The indemnity extends only to liability for their own negligence and breach of duty other than breaches of fiduciary duty and not where there is evidence of dishonesty, willful default or fraud.

Our Second Amended Memorandum and Articles of Association permits, to the fullest extent permissible under Cayman Islands law, indemnification of our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud, in connection with the execution or discharge of their duties, powers, authorities or discretion as directors or officers of our Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

We intend to enter into indemnification agreements with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our Company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our Company or to be in default thereof, or where the Cayman Islands courts have declined to grant relief.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued and sold the following securities without registering such securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriter was involved in these issuances of securities.

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Ordinary Shares

Allottee	Date of Sale or Issuance	Number of Securities	Consideration

Ten-League Corp	March 17, 2023 and July 6, 2023	851	US$0.851
	November 28, 2023	2	(Note 1)
	February 16, 2024	852,147	US$852.147

LJSC Holdings	July 6, 2023	49	US$0.049
	February 16, 2024	48,951	US$48.951

Undersea Capital	July 6, 2023	49	US$0.049
	February 16, 2024	48,951	US$48.951

Jules Verne	July 6, 2023	49	US$0.049
	February 16, 2024	48,951	US$48.951

Note 1:	In consideration of Ten-League Corp transferring the entire issued share capital in Ten-League (PES) to Ten-League Venture; and the entire issued share capital in Ten-League (E&T) to Ten-League Venture on 28 November 2023, the Company issued two ordinary shares to it credited as fully paid.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See “Exhibit Index” beginning on page II-3 of this registration statement.

(b)	Financial Statement Schedules

All supplement schedules are omitted because of the absence of conditions under which they are required or because the data is shown in the financial statements or notes thereto.

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit No.	Description of document
1.1*	Form of Underwriting Agreement
3.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2†	Second Amended Memorandum of Association and Second Amended and Restated Articles of Association of the Registrant
4.1†	Registrant’s specimen certificate for ordinary shares
5.1	Form of Opinion of Walkers (Hong Kong) regarding the validity of securities being registered
8.1	Opinion of Walkers (Hong Kong) regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1†	Form of Director Offer Letter
10.2†	Form of Indemnification Agreement with the Registrant’s directors
10.3†	Form of Employment Agreement between the Registrant and an executive officer of the Registrant
10.4†	Form of Share Swap Agreements between the Registrant and Ten-League Corporations Pte. Ltd. for the purpose of the reorganization
10.5†	Dealer Agreement dated January 1, 2019 between Ten-League Port Engineering Solutions Pte. Ltd. and Sany Marine Heavy Industry Co. Ltd.
10.6†	Dealer Agreement with effect from January 1, 2019 between Ten-League Engineering & Technology Pte. Ltd. and Sany International Development Ltd.
10.7†	Service Dealer Agreement with effect from January 1, 2021 between Ten-League Engineering & Technology Pte. Ltd. and Sany International Development Ltd.
14.1†	Code of Business Conduct and Ethics of the Registrant
21.1†	List of Subsidiaries of the Registrant
23.1	Consent of Onestop Assurance PAC
23.2	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)
23.3†	Consent of Mr. Ong Shen Chieh Jeffrey to be a director nominee
23.4†	Consent of Mr. Kong Chee Keong to be a director nominee
23.5†	Consent of Mr. Cheam Heng Haw to be a director nominee
24.1	Power of Attorney (included on signature page)
99.1†	Consent of Frost & Sullivan Limited
107†	Calculation of Filing Fee Tables

* To be filed by amendment

† Previously filed

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on November 7, 2024.

Ten-League International Holdings Limited

By:	/s/ Jison Lim
Name:	Jison Lim
Title:	Director and Chairman

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POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jison Lim	Director and chief executive officer	November 7, 2024
Name: Jison Lim	(principal executive officer)

/s/ LiMing Lin	Director and Vice President	November 7, 2024
Name: LiMing Lin

/s/ Lim Boon Ping	Chief Financial Officer	November 7, 2024
Name: Lim Boon Ping	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Ten-League International Holdings Limited, has signed this registration statement or amendment thereto in New York, NY on November 7, 2024.

AUTHORIZED U.S. REPRESENTATIVE—Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

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